Exhibit 99.1

Contacts:

Caraco Pharmaceutical – Jitendra Doshi - P: (313) 556-4104
Caraco Pharmaceutical – Thomas Versosky - P: (313) 556-4150

Caraco Pharmaceutical Laboratories, Ltd. Announces Appointment of Eddie Munson to Board of Directors

DETROIT, September 15, 2010 -- Caraco Pharmaceutical Laboratories, Ltd. (NYSE Amex: CPD) announced that the Board has appointed Eddie Munson to serve on its Board of Directors for a term ending at the 2011 Annual Meeting of Shareholders and the election and qualification of his successor.

Mr. Munson, age 60, is a Certified Public Accountant, with over thirty years auditing experience at KPMG, LLP for private and public sector clients. His service at KPMG consisted of, among other things, serving as Managing Partner of the KPMG Detroit office, and also Partner in Charge of Assurance Services for KPMG’s Mid-America Business Unit, from January 1993 to September 2003. From July 1996 to September 2004, Mr. Munson served on the Board of Directors of KPMG; and from October 2003 until his retirement in September 2006, Mr. Munson was KPMG’s National Partner in Charge of University Relations & Campus Recruiting. In addition, from November 2006 to November 2008, Mr. Munson served as a director of United American Healthcare and on its audit committee. From June 2008 to December 2008, Mr. Munson was the interim CFO of BearingPoint, Inc. Mr. Munson's experience will be an invaluable asset to Caraco and the Company is honored to welcome him to the Board.

As previously disclosed, on July 12, 2010, NYSE Amex notified the Company that it was not in compliance with the requirement under its continued listing standards that its audit committee be comprised of three independent members. On July 9, 2010, the Company informed NYSE Amex of its non-compliance with Section 803(B)(2)(a) of NYSE Amex Company Guide following the resignation of Mr. Madhava Reddy as a director of the Company on July 6, 2010, leaving two independent directors on the Company’s audit committee. Additionally, the Company notified NYSE Amex that it intended, in conformance with NYSE Amex rules, to add another independent director to the audit committee within 180 days of the resignation. Mr. Munson has been appointed to the Company’s audit committee. Mr. Munson’s addition as an independent member to the audit committee returns Caraco to compliance with Section 803(B)(2)(a) of NYSE Amex Company Guide.

Detroit-based Caraco Pharmaceutical Laboratories, Ltd., develops, manufactures, markets and distributes generic pharmaceuticals to the nation's largest wholesalers, distributors, drugstore chains and managed care providers.

Safe Harbor: This news release contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Without limitation, the words “believe” or “expect” and similar expressions are intended to identify forward-looking statements. Such statements are based on management's current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are contained in the Corporation's filings with the Securities and Exchange Commission, including Part I, Item 1A of our most recent Form 10-K, and include but are not limited to: (i) that the information is of a preliminary nature and may be subject to further adjustment; (ii) not obtaining FDA approval for new products or delays in receiving FDA approvals; (iii) governmental restrictions on the sale of certain products; (iv) dependence on key personnel; (v) development by competitors of new or superior products or cheaper products or new technology for the production of products or the entry into the market of new competitors; (vi) market and customer acceptance and demand for new pharmaceutical products; (vii) availability of raw materials in a timely manner, at competitive prices, and in required quantities; (viii) timing and success of product development and launch; (ix) integrity and reliability of the Company’s data; (x) lack of success in attaining full compliance with regard to regulatory and cGMP compliance; (xi) dependence on limited customer base; (xii) occasional credits to certain customers reflecting price reductions on products previously sold to them and still available as shelf-stock; (xiii) possibility of an incorrect estimate of charge-backs and the impact of such an incorrect estimate on net sales, gross profit and net income; (xiv) dependence on few products generating majority of sales; (xv) product liability claims for which the Company may be inadequately insured; (xvi) subjectivity in judgment of management in applying certain significant accounting policies derived based on historical experience, terms of contracts, our observations of trends of industry, information received from our customers and other sources, to estimate revenues, accounts receivable allowances including chargebacks, rebates, income taxes, values of assets and inventories; (xvii) litigation involving claims of patent infringement; (xviii)  material litigation from product recalls, (xix) the purported class action lawsuits alleging federal securities laws violations, (xx) delays in returning the Company’s products to market, including loss of market share, and (xxi) other risks identified in this report and identified from time to time in our  periodic reports and registration statements filed with the Securities and Exchange Commission. These forward-looking statements represent our judgment as of the date of this report. We disclaim, however, any intent or obligation to update our forward-looking statements.